EXHIBIT 10.28
CONFIDENTIAL

30th May 2018
John Symington

Dear John,

Offer and Position
We are pleased to extend an offer of employment to you for the position of Senior Vice President, General Counsel & Secretary ("General Counsel") of Frank's International, N.V., a limited liability company organized under the laws of the Netherlands ("Company") and of Frank's International, LLC, a Texas limited liability company ("Employer”). This offer of employment is conditioned upon satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties
In your capacity as General Counsel, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Chief Executive Officer and be a member of the senior leadership team. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's and the Employer's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval (which will not be unreasonably withheld), serving on boards of other companies (public or private) not in competition with the Company or the Employer, provided that none of these activities interferes with the performance of your duties hereunder, or creates a conflict of interest.

Location
Your principal place of employment shall be at our U.S. headquarters in Houston, Texas, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Start Date
Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is June 25th 2018.

Base Salary
In consideration of your services, you will be paid an initial base salary of $365,000 per year, subject to periodic review and payable in accordance with the standard payroll practices of the Employer, subject to all withholdings and deductions as required by law.

Annual Bonus
During your employment, you will be eligible to participate in the Company's annual short-term incentive plan (“STI Plan”), which shall provide you with an opportunity to receive an annual, calendar-year bonus, based on corporate and individual performance criteria as may be determined by the Board of Directors (or a designated committee thereof) and Chief Executive Officer. Your target bonus opportunity under the STI Plan will be 75% of your base salary. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a calendar year. Your eligibility for the 2018 calendar year will be pro-rated.

Equity Grants
During your employment, you will be eligible for annual review for grants of equity based incentive awards under the Company's Long-Term Incentive Plan ("LTIP"). Annual equity allocations are subject to Board (or a designated committee thereof) confirmation. Your annual LTIP awards will have an aggregate target value on the grant date equal to 100% of your base salary (determined without regard to vesting criteria), which may include performance-based vesting criteria, in addition to a time-based vesting schedule.

In addition to the above-referenced LTIP awards, concurrent with your Start Date, you will receive an initial award of Restricted Stock Units in an amount valued at $182,500, representing an award equal to half of your annual target grant and intended to bridge you to the next annual LTIP review cycle in Q1 2019 ("Initial LTIP Award''). The Initial LTIP Award will vest in three equal annual tranches over a three year period, based on your continued service through each vesting date. In the event of your separation from the Employer on an involuntary, not-for-cause basis, any unvested portion of your LTIP grants (including both your Initial LTIP Award and your regular annual LTIP grants) may be permitted to continue to vest (but not accelerate) through their regularly scheduled vesting date(s), at the Company's sole discretion, provided you satisfy certain restrictive covenants during the remainder of the original vesting period.

Benefits and Perquisites
You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including but not limited to group medical, dental, vision, and life insurance, disability benefits, retirement plans, an employee stock purchase plan, and an executive change-in-control severance plan, in each case, subject to the terms and conditions of such plans and programs. You will be entitled to four weeks of paid vacation annually. You will also be entitled to the fringe benefits and perquisites that are made available to other senior executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company and the Employer reserve the right to amend, modify, or terminate any benefit plans or programs at any time and for any reason.

Stock Ownership Guidelines
As the General Counsel of the Company, you will be required to comply with the Company's Stock Ownership Guidelines applicable to members of the Board, officers and other senior leadership.

At-Will Employment
Your employment with the Employer will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Employer may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason, or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Employer.

Executive Change-in-Control Severance Plan
The Company maintains an Executive Change-in-Control Severance Plan for officers and other key personnel in the event that the Company is acquired. The provisions of the plan are set forth in the Executive Change-in-Control Severance Plan document and the related Participation Agreement and will be the same as those terms currently in effect for other officers of the Company, which require that the executive agree to certain restrictive covenants (including a non-compete).

A copy of the Executive Change-in-Control Severance Plan and a Participation Agreement thereunder has been enclosed for your reference.

Clawback
Any amounts payable hereunder are subject to any policy established by the Company or statutory or other legal requirements applicable to senior executives providing for clawback or recovery of amounts that were paid to you in conjunction with your employment. The Company will make any determination for clawback or recovery in accordance with any applicable law or regulation. For the avoidance of doubt, the Company: (1) currently contemplates legally required clawbacks in the Change-in-Control Severance Plan and in the form of LTIP award agreement; and (2) shall not be unilaterally or subjectively entitled to demand a clawback of any compensation awarded to you, if not so required under applicable law.

Governing Law
This offer letter shall be governed by the laws of Texas, without regard to conflict of law principles.

Contingent Offer
This offer is contingent upon:
(a) Verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your Start Date (b) Satisfactory completion of reference checks, a background check, drug testing, and other applicable employment screening procedures (c) approval of your hire by the Compensation Committee, as designated by the Company’s Board of Directors

This offer will be withdrawn if any of the above conditions are not satisfied.

On your Start Date, you will be required to execute certain agreements with the Company and/or Employer, including an Executive Confidentiality and Restrictive Covenant Agreement, as well as certifications acknowledging various company policies, such as our Anti-Bribery Policy, Code of Business Conduct and Ethics, Conflicts of Interest Policy, Financial Code of Ethics, Insider Trading Policy, Global Travel and Entertainment Policy, and the Policy for Employee Complaint Procedures for Accounting and Compliance Matters. Your employment with the Employer requires your certifications acknowledging these policies.

Representations
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Employer about any such restrictions and provide the Employer with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company or the Employer without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Employer. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please contact me immediately. If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter, whereupon it shall become our binding agreement.

We would appreciate a written response no later than Jun 4th 2018. If you do not accept the offer by this date, the offer will expire.

Sincerely,

/s/ Steve Russell

Steve Russell
SVP, Human Resources

Acceptance of Offer:

Name: /s/ John Symington     Date: 5/31/2018
John Symington